Exhibit 99.06

News Release
For Immediate Release

                          Media Contact:  Andrea Proulx  707-778-8900, Ext. 3101
                        After Hours Contact:     Neil Blomquist, President & CEO
                                                    707-765-8750, extension 3308

Spectrum Organic Products, Inc. Announces Settlement with Sonoma County
                               District Attorney

PETALUMA, Calif. (Date) -- Spectrum Organic Products, Inc. announced today that it has settled a legal matter brought against them by the Sonoma County District Attorney's office. The company pleaded no contest to two counts of charges in violation of California Labor Code Section 6425, requiring employers to provide, maintain and ensure employees use required confined space equipment. The violation occurred during a tragic production accident on April 25, 2002, resulting in the death of two of the company's employees, Javier Del Rio and Francisco Galvan Estrella.

As part of restitution for the violation, the company has agreed to pay the sum of $375,000 in fees and expenses to various state and county law enforcement and health and safety agencies. Spectrum Organic Products will also have a probationary period in which the company must ensure that all worker safety and health laws are upheld within its facilities. A large portion of the restitution fees will provide the State of California with funding to conduct confined space education and training programs with companies that face similar production issues.

"We care deeply about all of our employees and we continue to mourn the loss of Javier and Francisco," said Neil Blomquist, President and CEO of Spectrum Organic Products, Inc. "We hope the knowledge we have gained about confined space safety can be used to help other companies prevent such terrible incidents in the future. We have done everything we can to ensure a safe working environment for all of our employees and we are positive that a tragic accident such as this will never take place in our production facilities again."

Spectrum Organic Products, Inc. is a leading manufacturer and marketer of natural and organic culinary oils, vinegar and condiments under the Spectrum Naturals(R) brand, and essential fatty acid nutritional supplements under the Spectrum Essentials(R) brand since 1986. The company headquarters and main processing facility are located in Petaluma, CA, where they have 75 local employees.

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